Exhibit 99.1

10 Cabot Place, Stoughton, MA 02072

News Release
For Immediate Release	For More Information, Contact:
April 25, 2017	Michael K. Devlin, Executive Vice President
and Chief Financial Officer (781-573-1348)
mdevlin@randolphsavings.com

RANDOLPH BANCORP, INC. ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS

STOUGHTON, Massachusetts, April 25, 2017 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Randolph Savings Bank (the “Bank”), today announced a net loss of $447,000, or $0.08 per share, for the first quarter of 2017 compared to net income of $2,000 for the first quarter of 2016. Operating results for both periods were affected by merger and integration costs related to the acquisition of First Eastern Bankshares Corporation (“First Eastern”), which amounted to $167,000 and $117,000 for the three months ended March 31, 2017 and 2016, respectively. Excluding this non-recurring item, the net loss for the first quarter of 2017 would have been $280,000 compared to net income of $119,000 for the first quarter of 2016.

James P. McDonough, President and Chief Executive Officer, stated, “We are pleased with the growth in portfolio loans and core deposits experienced during the first quarter and we will continue to focus on additional opportunities to leverage our capital and existing infrastructure. In that regard, we recently announced our intentions to open a branch in early 2018 in Braintree, Massachusetts, an adjacent community with a healthy business environment.

Mr. McDonough added, “We also experienced the downside of seasonal fluctuations that come with being in the mortgage banking business during the first quarter. This year, we are also challenged by a declining mortgage refinancing market following the increase in mortgage rates that began late last year. In this environment, we look to compete for our share of the purchase market by increasing the number of loan originators and by delivering as smooth and timely a mortgage process as possible to our customers.”

First Quarter Operating Results

Net interest income increased by $704,000 for the three months ended March 31, 2017 compared to the same period in the prior year. This increase was due to both the investment of IPO proceeds and the acquisition of First Eastern, which contributed to an increase in average interest-earning assets of $79.2 million between periods. The Company’s net interest margin increased in the first quarter of 2017 to 3.22% from 3.15% in the first quarter of 2016, due primarily to the increase in the ratio of interest-earning assets to interest-bearing liabilities to 138.06% in the 2017 period compared to 116.49% in the 2016 period. This improvement was caused by both the deployment of $49.8 million in IPO proceeds and an increase of $24.5 million in the average balance of non-interest bearing deposits between periods.

The Company recognized a provision for loan losses of $235,000 for the three months ended March 31, 2017 compared to $62,000 for the three months ended March 31, 2016. Classified and nonaccrual loan

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balances were stable during the quarter while regional and local economic data, including housing prices, continued their positive trend in the first quarter of 2017. The provision during the first quarter of 2017 primarily reflected portfolio growth in both real estate secured and non-real estate secured loans. The allowance for loan losses was at 0.97% of total loans at March 31, 2017 compared to 0.98% at December 31, 2016, and was 169.73% of non-performing loans at March 31, 2017 compared to 147.28% at December 31, 2016.

Non-interest income increased $2,107,000 from $1,303,000 for the three months ended March 31, 2016 to $3,410,000 for the three months ended March 31, 2017. This increase was primarily due to our mortgage banking business as gains on the sale of mortgage loans increased $1,357,000 to $2,038,000 and mortgage servicing fees increased $560,000 to $660,000 during the first quarter of 2017 compared to the first quarter of 2016. Loan sale gains during the first quarter of 2017 were significantly lower than either of the two previous quarterly periods since the acquisition of First Eastern due to rising mortgage interest rates and seasonal fluctuations. The increase in mortgage servicing fees was positively affected by a $280,000 partial reversal of the valuation allowance for mortgage servicing rights due to the increase in their fair value which was attributable to lower loan prepayments speeds.

Non-interest expenses increased $3,113,000 from $4,016,000 for the three months ended March 31, 2016 to $7,129,000 for the three months ended March 31, 2017. This increase is due in large part to the acquisition of First Eastern in July 2016. While all expense categories experienced increases, the most significant increase was in salaries and employee benefits which increased $2,507,000, or 113.9%, during the first quarter of 2017 compared to the first quarter of 2016. The First Eastern acquisition resulted in a near doubling of the Company’s number of employees. Also contributing to the increase in salaries and benefits in the 2017 period was a $570,000, or 228%, increase in commission expense associated with the growth in mortgage loan originations.

A federal tax benefit of $26,000 was recognized for the three months ended March 31, 2017 while no benefit for federal income taxes was recognized for the three months ended March 31, 2016. State income taxes of $3,000 and $2,000 were provided during the three months ended March 31, 2017 and 2016, respectively. The federal tax benefit resulted from, and was limited to, an offsetting tax provision attributable to other comprehensive income, specifically, appreciation in the fair value of available-for-sale securities. The Company has a net operating loss carryforward (“NOL”) of $7.9 million. Since 2014, the NOL as well as other deferred tax assets have been subject to a full valuation allowance, which totaled $3.9 million at March 31, 2017. We evaluate this position on a quarterly basis. In light of recent operating results and our expectations for the coming year, we concluded that the valuation allowance should be maintained at March 31, 2017.

Balance Sheet

Total assets were $482.5 million at March 31, 2017 compared to $481.2 million at December 31, 2016, an increase of $1.3 million. While loans held in portfolio increased $20.0 million, or 5.6%, during the first quarter of 2017, mortgage loans held for sale decreased $10.5 million during the same period.

Net loans totaled $353.0 million at March 31, 2017, an increase of $20.0 million from December 31, 2016. This increase occurred in both real estate secured ($9.5 million) and non-real estate secured ($10.5 million) loans. The increase in non-real estate secured loans was primarily due to $9.8 million in loan

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participations originated through a regional bank. These loans are to local franchisees of a major international fast food retailer. The growth in real estate secured loans of $9.5 million was spread among residential, commercial and construction loans. Mortgage loans held for sale decreased $10.5 million, or 34.6%, to $19.9 million at March 31, 2017 from $30.4 million at December 31, 2016 due to lower loan origination volume attributable to the increase in mortgage interest rates that began in November 2016 and seasonal fluctuations.

Deposits increased $10.9 million, or 3.1%, to $362.1 million at March 31, 2017 from $351.2 million at December 31, 2016. Included in this increase was $10.4 million of core deposit growth of which nearly half was in non-interest bearing accounts.

Total stockholders’ equity was $83.0 million at March 31, 2017 compared to $83.3 million at December 31, 2016. The decrease of $340,000 during the first quarter of 2017 is due to the net loss of $447,000 partially offset by appreciation in the fair value of available-for-sale securities and equity adjustments offsetting the expense of the employee stock ownership plan formed in connection with the Company’s conversion from a mutual to a stock holding company in July 2016. The Company’s tier one capital to average assets was 17.1% at March 31, 2017 compared to 16.9% at December 31, 2016. The Company and the Bank exceeded all of their regulatory capital requirements at March 31, 2017.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Randolph Savings Bank (the “Bank”) and its First Eastern Mortgage Division. The Bank is a full-service community bank with six retail branch locations and a loan operations center in North Attleboro, Massachusetts. First Eastern Mortgage operates a mortgage banking business through its eight loan production offices concentrated in eastern Massachusetts with a loan operations center in Andover, Massachusetts.

Forward Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as return on average assets, return on average equity, non-interest income to total income and the efficiency ratio. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A table reconciling the Company’s GAAP to non-GAAP measures is presented herein.

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Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amount)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Interest and dividend income:
Loans	$3,416	$2,718
Other interest and dividend income	468	437

Total interest and dividend income	3,884	3,155

Interest expense	400	375

Net interest income	3,484	2,780
Provision for loan losses	235	62

Net interest income after provision for loan losses	3,249	2,718

Non-interest income:
Gain on sale of mortgage loans, net	2,038	681
Gain on sales/calls of securities	—	62
Mortgage servicing fees, net	660	100
Other	712	460

Total non-interest income	3,410	1,303

Non-interest expenses:
Salaries and employee benefits	4,709	2,202
Occupancy and equipment	661	394
Merger and integration costs	167	117
Other non-interest expenses	1,592	1,303

Total non-interest expenses	7,129	4,016

Income (loss) before income taxes	(470)	5
Income tax provision (benefit)	(23)	3

Net income (loss)	$(447)	$2

Earnings (loss) per share (basic and diluted)	$(0.08)	N/A

Weighted average shares outstanding	5,420,356

N/A – Not applicable as the Company’s common stock was not outstanding during this period.

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Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016

Net income (loss) - GAAP basis	$(447)	$2
Non-interest expense adjustments:
Merger and integration costs	167	117

Net income (loss) - Non-GAAP basis	$(280)	$119

The Company’s management believes that the presentation of net income (loss) on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

877-963-2100 • www.randolphsavingsbank.com	Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31, 2017	December 31, 2016

Assets
Cash and due from banks	$4,516	$4,370
Interest-bearing deposits	3,900	10,479

Total cash and cash equivalents	8,416	14,849

Certificates of deposit	3,185	3,675
Securities available for sale, at fair value	67,441	68,637
Loans held for sale, at fair value	19,923	30,452
Loans, net of allowance for loan losses of $3,437 in 2017 and $3,271 in 2016	352,962	332,991
Federal Home Loan Bank stock, at cost	2,201	2,478
Accrued interest receivable	1,144	1,163
Mortgage servicing rights, net	8,878	8,486
Premises and equipment, net	6,519	6,280
Bank-owned life insurance	7,922	7,884
Other assets	3,903	4,329

Total assets	$482,494	$481,224

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$64,414	$59,646
Interest bearing	297,683	291,533

Total deposits	362,097	351,179

Federal Home Loan Bank advances	30,487	38,667
Mortgagors’ escrow accounts	1,704	1,572
Post-employment benefit obligations	2,751	2,886
Other liabilities	2,493	3,618

Total liabilities	399,532	397,922

Stockholders’ Equity:
Common stock	59	59
Additional paid-in capital	56,398	56,373
Retained earnings	32,214	32,661
ESOP-Unearned compensation	(4,460)	(4,507)
Accumulated other comprehensive loss, net of tax	(1,249)	(1,284)

Total stockholders’ equity	82,962	83,302

Total liabilities and stockholders’ equity	$482,494	$481,224

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Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended March 31,
	2017	2016

Return on average assets: (1)
GAAP	(0.38%)	0.00%
Non-GAAP (2)	(0.24%)	0.12%

Return on average equity: (1)
GAAP	(2.13%)	0.02%
Non-GAAP (2)	(1.33%)	1.42%

Net interest margin	3.22%	3.15%

Non-interest income to total income:
GAAP	46.75%	29.23%
Non-GAAP (2)	46.75%	29.23%

Efficiency ratio:
GAAP	103.41%	98.36%
Non-GAAP (2)	100.99%	95.49%

Tier 1 capital to average assets	17.13%	8.42%

Nonperforming assets as a percentage of total assets	0.42%	0.43%

Allowance for loan losses as a percentage of total loans (3)	0.97%	1.11%

Allowance for loan losses as a percentage of non-performing loans	169.73%	159.16%

Tangible book value per share	$14.12	$14.18

(1)	Annualized
(2)	See page 5 - Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(3)	Total loans exclude loans held for sale and net deferred loan costs and fees

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